EXHIBIT 4.1

                               YELLOW CORPORATION
                   AMENDED DIRECTORS' STOCK COMPENSATION PLAN

1.   PLAN ADMINISTRATION AND ELIGIBILITY

     1.1 Purpose. The purpose of this Amendment to the Yellow Corporation Directors' Stock Compensation Plan (the "Plan") originally approved by the stockholders of Yellow Corporation (the "Company") on April 25, 1996 and as first amended with approval of the stockholders on April 24, 1997 is to increase the number of shares reserved under the Plan from 100,000 to 200,000. Where continued applicable, this Amendment repeats the provisions of the Plan as approved on April 25, 1996, and as first amended on April 24, 1997.

     1.2 Administration. This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. The Committee may adopt such rules for administration of this Plan as may be deemed necessary or appropriate. Decisions of the Committee shall be final and binding on all persons who have an interest in this Plan.

     1.3 Participation in the Stock Award Program. Individuals who are Non-Employee Directors immediately following the election of directors at the Company's Annual Meeting of Stockholders in April of each calendar year (other than individuals who are former employees of the Company or any of its subsidiaries) are mandatory participants in the Stock Award program described in
Section 3 of this Plan for that calendar year. Non-Employee Directors (other than individuals who are former employees of the Company or any of its subsidiaries) who first join the Company's Board other than by election by the stockholders at the Annual Meeting shall receive their board compensation all in cash until their election at the first Annual Meeting following their appointment to the Board and shall thereafter be mandatory participants in the Stock Award program described in Section 3 of this Plan. Non-Employee Directors who are ex-employees of the Company or any of its subsidiaries may participate in the Stock Award program described in Section 3 of this Plan on an optional basis by filing a written election to participate with the Committee. Such written election to participate shall be effective with respect to an award to be made pursuant to Section 3.1 of this Plan only if filed with the Committee by December 31 of the calendar year next preceding the calendar year in which the award is to be made, and such an election to participate shall remain in effect until revoked by filing a written revocation with the Committee by December 31 of the calendar year next preceding the calendar year for which the revocation is to be effective. Non-Employee Directors who participate in the Stock Award program described in Section 3 of this Plan for a calendar year on a mandatory or optional basis are hereinafter referred to as "Participants".

2.   STOCK SUBJECT TO THE PLAN

     2.1 Number of Shares. The maximum number of shares of the Company's One Dollar ($1.00) par value stock ("common stock" or "shares") which may be issued pursuant to this Plan shall be two hundred thousand (200,000) shares, subject to adjustment as provided in Section 5.4 below. If any option expires or terminates unexercised as to any shares covered thereby, such shares shall again become available for award under this Plan.

     2.2 Share Issuance. In order to fulfill its obligations under this Plan, the Company may utilize authorized but previously unissued shares, treasury shares, or shares previously repurchased by or on behalf of the Company.



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3.   AWARDS OF STOCK

     3.1 Mandatory Awards. At the Board of Directors meeting immediately following the Company's Annual Meeting of Stockholders in April of each calendar year, each Participant shall be granted an award of stock equal in value to fifty percent (50%) of the then applicable level of annual Board and Committee retainers, with the value of the Company's stock to be computed for the purposes of determining the number of shares awarded by reference to the closing price of the Company's common stock on the National Association of Security Dealers Daily Average Quotation (NASDAQ) exchange on the date of the Company's applicable Annual Meeting of Stockholders. Fractional shares shall be rounded off to the nearest whole share. Such award shall be in lieu of fifty percent (50%) of the annual Board and Committee retainers otherwise payable to the Participant in cash. To the extent that there are insufficient shares available for awards, the awards to all Participants for that year shall be proportionately reduced.

     3.2 Discretionary Awards. Each Participant shall annually have the option of receiving up to 100% of the applicable level of annual Board and Committee retainers in Company common stock rather than cash. Should any Participant desire to take advantage of this option, such Participant shall so notify the Committee no later than seven (7) calendar days prior to each year's Annual Meeting of Stockholders, which notification shall advise the Committee as to what percentage over and above the mandatory 50% of the annual Board and Committee retainers the Participant wishes to receive in Company common stock rather than cash. The number of shares that shall be awarded to any such Participant under this optional provision shall be determined in the same manner as the awards described in paragraph 3.1 above.

     3.3 Vesting of Previously Restricted Shares. All restrictions on shares previously awarded to Participants under this Plan shall lapse as of April 24, 1997, and such shares shall become unrestricted shares of common stock of the Company.

4.   GRANT TERMS AND CONDITIONS OF OPTIONS

     4.1 Awards. On April 24, 1997, each Non-Employee Director on that date (regardless of whether such Non-Employee Director is a Participant) will be granted effective that date an option to purchase 2,000 shares of the Company's common stock. Each Non-Employee Director on the first business day of each fiscal year of the Company beginning thereafter (regardless of whether such Non-Employee Director is a Participant), will be granted on such day an option to purchase 2,000 shares. The options granted will be non-statutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code") and shall have the following terms and conditions:

     4.1.1 Price. The purchase price per share deliverable upon the exercise of each option shall be 100% of the fair market value per share on the date the option is granted. For purposes of this Section 4 of the Plan, fair market value shall be the closing price of the shares as reported by NASDAQ or, if the closing price is not reported, the bid price of the shares as reported by NASDAQ on the date the option is granted or, if the stock did not trade on that date, the next preceding date on which the stock traded.

     4.1.2 Payment. Options may be exercised only upon payment of the purchase price thereof in full. Such payment may be made in cash; shares of the Company's common stock having a fair market value equivalent to the purchase price of such shares; a combination thereof; or cashless exercise pursuant to the cashless exercise program offered by the Company. No shares shall be issued upon exercise of an option until full payment has been made therefor.

     4.1.3 Exercisability and Term of Options. Options shall become exercisable six (6) months from the date of each grant provided the holder of such option is a director of the Company on such date, and shall be


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exercisable until the earlier of five years from the date of grant or the expiration of the option pursuant to paragraph 4.1.4 below.

     4.1.4 Termination of Service as Director. If a Director's membership on the Board terminates by reason of retirement following attainment of age 70, disability, or not being renominated or re-elected to the Board, all outstanding options held by such director shall become fully exercisable and may be exercised in whole and part for a period of one year from the date upon which the Director ceases to be a director provided in no event shall any options be exercisable beyond the period provided for in paragraph 4.1.3 above. If a director's membership on the Board terminates by reason of the director's resignation or death, all outstanding options held by such director, but only to the extent then exercisable, may be exercised by the director (or, in the event of the director's death, the person or persons to whom such option passes by will or the laws of descent and distribution) in whole or in part for a period of one year from the date of such resignation or death, provided in no event shall any options be exercisable beyond the period provided in paragraph 4.1.3 above. If a director's membership on the Board is terminated for cause, all outstanding options held by such director shall immediately expire upon such termination.

     4.1.5 Transferability of Options. To the extent allowed by Rule 16-b-3 or any successor rule promulgated under the Securities Exchange Act of 1934, as amended from time to time, as then applicable to the Company's benefit plans, the Committee may permit an option granted to a Non-Employee director to be transferred to a member or members of the Non-Employee Director's immediate family, or to a trust for the benefit for such immediate family member(s) or a partnership in which such immediate family member(s) are partners. For purposes of this provision, a Non-Employee Director's immediate family shall mean the Non-Employee Director's spouse, children and grandchildren. Options may also be transferred pursuant to a Qualified Domestic Relations Order.

     4.1.6 Option Agreement. Each option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

5.   GENERAL PROVISIONS

     5.1 Effective Date of Amendment. This Second Amendment to the Plan shall be effective April 20, 2000, subject to approval by the stockholders of the Company. If this Amendment is not so approved, the Plan shall continue in effect as originally approved by the stockholders on April 25, 1996, and as first amended on April 24, 1997.

     5.2 Duration of the Plan. This Plan shall remain in effect until all shares reserved for awards under the Plan have been awarded.

     5.3 Amendment of the Plan. The Board of Directors of the Company may suspend or discontinue this Plan or revise or amend it in any respect. No amendment, modification, or termination of this Plan in any manner adversely affect the rights of any Participant under any theretofore granted awards under this Plan without his or her consent.

               5.4 Changes in Shares. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the shares, the Committee shall make such adjustments, if any, as it considers appropriate in any or all of (i) the number and kind of shares or securities which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding awards, and
(iii) the purchase


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price relating to any award. Any such adjustment to an outstanding award shall be made by the Committee with a view toward preserving the economic benefit of the award to the Non-Employee Director.

     5.5 No Right to Continue as a Director. Neither this Plan, nor the granting of any award under this Plan, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

     5.6 Assignments. Except to the extent provided in Paragraph 4.1.5 above and by will or the laws of descent and distribution in the event of a Non-Employee Director's death, the rights and benefits under this Plan may not be assigned.

     5.7 Notice. Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

     5.8 Governing Law. The Plan as amended and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware.